         As filed with the Securities and Exchange Commission on April 6, 2001
                                                     Registration No. 333-62837

--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
--------------------------------------------------------------------------------

                                      FORM S-3
                                 AMENDMENT NO. 4 TO
          FORM S-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Sun Life Assurance Company of Canada (U.S.)
               (Exact Name of registrant as specified in its charter)

                                      Delaware
           (State or other jurisdiction of incorporation or organization)

                                     38-1082080
                                    ------------

                        (I.R.S. Employer Identification No.)

                            One Sun Life Executive Park
                        Wellesley Hills, Massachusetts 02481
                                   (781) 237-6030
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    Copies to:

Edward M. Shea, Assistant Vice President and Senior Counsel        Joan Boros, Esquire
     Sun Life Assurance Company of Canada (U.S.)                Jorden Burt Boros Cicchetti
          Retirement Products and Services                         Berenson & Johnson LLP
               One Copley Place                              1025 Thomas Jefferson Street, N.W.
          Boston, Massachusetts, 02116                                 Suite 400E
               (781) 237-6030                                     Washington, DC 20007
                                                                     (202) 965-8100



     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
Act, check the following box.                                               /X/

                                       PART I

                         INFORMATION REQUIRED IN PROSPECTUS


Attached hereto and made a part hereof is the Prospectus dated May 1, 2001.

                                                                      PROSPECTUS
                                                                     MAY 1, 2001


                             FUTURITY FIXED ANNUITY

      This Prospectus describes the Futurity Fixed Annuity, a single payment deferred annuity contract ("Contract" or "Contracts"). The Contract is designed for use in connection with retirement and deferred compensation plans, some of which may qualify as retirement programs under Sections 401, 403, 408 or 408A of the Internal Revenue Code of 1986, as amended (the "Code"). The Contract provides for the accumulation of values on a fixed basis, and for annuity payments which do not vary as to dollar amount and which will begin on a future date you select.

      The Contracts are offered by Sun Life Assurance Company of Canada (U.S.) (the "Company;" also "we," "us," "our"). Our Principal Executive Offices are located at One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. You may write to us at the following address (which we sometimes refer to as our "Annuity Mailing Address"): Sun Life Assurance Company of Canada (U.S.), Retirement Products and Services, P.O. Box 9133, Boston, Massachusetts 02117, telephone (888) 388-8748.

      The Company issues Contracts on either an individual or a group basis, depending on the state or jurisdiction where the Contract is issued. A Contract issued to an individual ("Individual Contract") is evidenced by an Individual Contract. Participation in a Contract issued to a group ("Group Contract") is evidenced by a certificate ("Certificate") which describes the Participant's interest under the Group Contract. Unless otherwise expressly indicated, references in this Prospectus to "Contracts" include Individual Contracts, Group Contracts and Certificates issued under Group Contracts, and references to "Participants" include Individual Contract Owners and individuals participating under Group Contracts ("Participants;" also "you," "your").

      The minimum Purchase Payment for a Contract is $10,000, unless the Company waives this requirement. If you desire to make a Purchase Payment in excess of $1,000,000, you must obtain our prior approval.

      An Accumulation Account is established for each Participant in order to determine benefits under the Contract. You may allocate your Net Purchase Payment to only one of the available Guarantee Periods. The Guarantee Periods have durations of one to ten years, although not all may be available. Your Purchase Payment, together with any interest credited, is held in the Fixed Account, which is part of our general account (See "The Fixed Account," page 9).

      Values under a Contract accumulate on a fixed basis. Your Accumulation Account is credited at an interest rate ("Guaranteed Interest Rate") for the duration of the Guarantee Period you choose, subject to any applicable withdrawal charge or Market Value Adjustment. The Minimum Average Interest Rate for any Guarantee Period will be at least three percent (3%) per year, compounded annually. We may not change a Guaranteed Interest Rate during the Guarantee Period. However, Guaranteed Interest Rates for subsequent Guarantee Periods cannot be predicted and will be determined at our sole discretion (subject to the Minimum Average Interest Rate guarantee).

THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.

THE CONTRACTS ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED. FOR A MORE DETAILED DESCRIPTION OF THE RISKS ASSOCIATED WITH PURCHASING A CONTRACT, PLEASE REFER TO PAGES 11 THROUGH 13 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS CONTAINS INFORMATION ABOUT THE CONTRACTS THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING. YOU SHOULD RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

      Any reference in this Prospectus to receipt by us means receipt at the following address:

    Sun Life Assurance Company of Canada (U.S.)
    c/o Retirement Products and Services
    P.O. Box 9133
    Boston, Massachusetts 02117

      We will not assess a sales charge against your Purchase Payment or a withdrawal charge upon annuitization (except for period certain annuities of less than ten years) or if you make a transfer. Except as discussed below, you may withdraw a portion (as specified in your Contract) of your Accumulation Account in each Account Year without being subject to a withdrawal charge, and you may withdraw your Purchase Payment without charge after the Company has held it for seven years (although your withdrawal may be subject to a Market Value Adjustment). In addition, we will not assess a withdrawal charge on amounts withdrawn on or after the later of (a) the end of the Initial Guarantee Period or (b) the end of the third Account Year. However, if you otherwise withdraw any part of your Accumulation Account, we may deduct a withdrawal charge, which ranges from 7% to 0%. In no event will the withdrawal charges assessed against your Accumulation Account exceed 7% of your Accumulation Account Value (See "Withdrawal Charges," page 13).

      Generally, any cash withdrawal (other than a withdrawal upon annuitization or as the result of a transfer) is subject to a Market Value Adjustment. The Market Value Adjustment will reflect the relationship between the current rate (which is the Guaranteed Interest Rate currently declared by the Company for Guarantee Periods equal to the balance of the Contract's Guarantee Period) and the Guaranteed Interest Rate applicable to the Contract. Generally, if the Guaranteed Interest Rate is lower than our currently declared rate, the application of the Market Value Adjustment results in a lower payment upon withdrawal. Similarly, except as described below under the section titled "Cash Withdrawals, Withdrawal Charges and Market Value Adjustment--Market Value Adjustment," if the Guaranteed Interest Rate is higher than the currently declared rate, the application of the Market Value Adjustment results in a higher payment upon withdrawal. The Market Value Adjustment also does not apply to a withdrawal effective within 30 days prior to the Expiration Date of the applicable Guarantee Period or the withdrawal of the free withdrawal amount (See "Market Value Adjustment," page 15).

      The Contracts provide that the Company may modify the withdrawal charges, transfer charges, the tables used to determine the amount of the first monthly fixed annuity payments and the formula used to calculate the Market Value Adjustment. However, the modification will apply only to Accumulation Accounts established after the effective date of such modification (See "Modification," page 22).

      We reserve the right to defer the payment of any withdrawals for not more than six months from the date we receive a written withdrawal request.

      Contracts sold in certain states are subject to a deduction for premium taxes. These premium taxes are deducted from the Accumulation Account (See "Premium Taxes," page 23).

      Subject to certain conditions, and during the Accumulation Period, you may transfer the entire Accumulation Account Value to another Guarantee Period available under the Contracts. No partial transfers are permitted. Currently there is no charge for transfers. However, transfers are subject to the Market Value Adjustment unless the transfer is effective within 30 days prior to an Expiration Date and other restrictions may apply (See "Transfer Privilege; Telephone Transfers," page 12).

      If the Participant dies prior to the Annuity Commencement Date, we will pay a death benefit to the Beneficiary. If the Annuitant dies on or after the Annuity Commencement Date, no death benefit is payable, except as may be provided under the Annuity Option elected (See "Death Benefit," page 16).

      Annuity Payments begin on the Annuity Commencement Date. You select the Annuity Commencement Date, frequency of payments and the Annuity Option (See "Annuity Provisions," page 18).

      We periodically furnish Owners and Participants with certain reports and statements (See "Periodic Statements," page 21). Such reports, other than prospectuses, do not include the Company's financial statements.

      If you are not satisfied with your Contract, you may return it to us at our Annuity Mailing Address within ten days after you receive the Contract. When we receive your Contract, it will be canceled and the Accumulation Account Value on the date on which the Contract was received by us will be refunded to you. However, if applicable state or federal law so requires, we will refund the full amount of any Purchase Payment received by us, the "free look" period may be greater than ten days and alternative methods of returning the Contract may be acceptable.

                             AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the SEC's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the SEC's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street,
Suite 1400, Chicago, Illinois. Copies of such materials also can be obtained, for a fee, from the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Website that contains the text of reports, proxy and information statements and other information as filed electronically by the Company with the Commission; these filings are found at the following address: http://www.sec.gov.

      The Company has filed a registration statement and related exhibits (collectively, the "Registration Statement") with respect to the Contracts with the Commission under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement for further information relating to the Company and the Contracts. The Registration Statement may be inspected and copied, and copies can be obtained for a fee as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is incorporated herein by reference. All documents or reports we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, shall be deemed incorporated by reference into the prospectus.



      The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the documents referred to above which have been incorporated by reference into this Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in this Prospectus). Requests for such document should be directed to the Secretary, Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (800) 225-3950.

                               TABLE OF CONTENTS

                                                                PAGE
Special Terms                                                        6

This Prospectus is a Catalog of Facts                                8

Uses of the Contracts                                                8

The Company                                                          8

The Fixed Account                                                    9

The Purchase Payment and Contract Values During the
 Accumulation Period                                                10
    The Purchase Payment                                            10
    Accumulation Account                                            10
    Guarantee Period                                                11
    Guaranteed Interest Rates                                       11
    Transfer Privilege; Telephone Transfers                         12
    Waivers; Reduced Charges; Credits; Bonus Guaranteed
     Interest Rates                                                 12

Cash Withdrawals, Withdrawal Charges and Market Value
 Adjustment                                                         13
    Cash Withdrawals                                                13
    Withdrawal Charges                                              13
    Section 403(b) Annuities                                        15
    Market Value Adjustment                                         15

Death Benefit                                                       16
    Death Benefit Provided by the Contract                          16
    Election and Effective Date of Election                         17
    Death of Participant                                            17
    Payment of Death Benefit                                        18
    Amount of Death Benefit                                         18

Annuity Provisions                                                  18
    Annuity Commencement Date                                       18
    Election/Change of Annuity Option                               19
    Annuity Options                                                 19
    Determination of Annuity Payments                               20
    Annuity Payment Rates                                           20

Other Contract Provisions                                           20
    Designation and Change of Beneficiary                           20
    Exercise of Contract Rights                                     21
    Change of Ownership                                             21
    Periodic Statements                                             21
    Modification                                                    22
    Discontinuance of New Participants                              22
    Right to Return                                                 22
    Premium Taxes                                                   23

Tax Considerations                                                  23
    Tax Treatment of the Company                                    23
    Taxation of Annuities in General                                23
    Qualified Retirement Plans                                      25
    Pension and Profit-Sharing Plans                                25
    Tax-Sheltered Annuities                                         25
    Individual Retirement Accounts                                  26
    Roth IRAs                                                       26

Distribution of the Contracts                                       26

State Regulation                                                    27

Accountants                                                         27

Registration Statements                                             27

Financial Statements                                                28

Appendix--Examples of the Market Value Adjustment                   29

                                 SPECIAL TERMS

      The following terms as used in this Prospectus have the indicated meanings:

      ACCOUNT YEARS and ACCOUNT ANNIVERSARIES: The first Account Year is the period of 12 months plus a part of a month as measured from the Date of Coverage for each Participant through the last day of the calendar month in which the Purchase Payment is received. All Account Years and Account Anniversaries thereafter are 12 month periods based upon the first day of the calendar month which follows the calendar month of coverage. For example, if the Date of Coverage is in March, the first Account Year is determined from the Date of Coverage and ends on March 31 in the following year; all subsequent Account Years and all Account Anniversaries will be measured from April 1.

      ACCUMULATION ACCOUNT: An account established for each Participant to which the Net Purchase Payment and any interest are credited.

      ACCUMULATION ACCOUNT VALUE: The value of the Accumulation Account on any date.

      ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Participant.

      *ANNUITANT: The person (or persons) on whose life (or lives) the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the Co-Annuitant, if any, will become the Annuitant. If, prior to the Annuity Commencement Date, the Co-Annuitant dies or if no Co-Annuitant is named, the Participant becomes the Annuitant upon the Annuitant's death.

      *ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under a Contract is to be made.

      *ANNUITY OPTION: The method for making annuity payments.

      APPLICATION: The document, if any, signed by each Participant that serves as his or her application for participation under a Group Contract or for purchase of an Individual Contract.

      *BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the death benefit set forth in each Contact and, for Non-Qualified Contracts, who, in the event of the Participant's death, is the "designated beneficiary" for purposes of Section 72(s) of the Code. After the Annuity Commencement Date, the Beneficiary is the person or entity having the right, upon the death of the Payee, to receive any remaining payments due under the Annuity Option elected.

      CERTIFICATE: The document which evidences the coverage of a Participant under a Group Contract. Unless otherwise expressly indicated, references in this Prospectus to "Contracts" include Certificates.

      CODE: The Internal Revenue Code of 1986, as amended.

      DATE OF COVERAGE: The date on which a Participant's Accumulation Account becomes effective.

      DEATH BENEFIT DATE: The date on which the Company receives Due Proof of Death.

      DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and/or any other proof satisfactory to the Company.

      EXPIRATION DATE: The last day of a Guarantee Period.

      *FLOATING RATE: The indexed rate published in The Wall Street Journal two business days prior to the Floating Rate Reset Date. In the event the Floating Rate is no longer published in The

---------

* As specified on the Contract Specifications Page or the Certificate Specifications Page (as appropriate), unless changed.

Wall Street Journal, the Company will use an actuarially based method of determining the indexed rate, which method will be determined in a manner the Company believes is equitable.

      FLOATING RATE GUARANTEE PERIOD: A Guarantee Period for which the Guaranteed Interest Rate changes on each Floating Rate Reset Date.

      FLOATING RATE RESET DATE: The first Floating Rate Reset Date shall be the first business day of the first calendar quarter that begins after a Floating Rate Guarantee Period is elected. Thereafter, a new Floating Rate Reset Date will occur on the first business day of each subsequent calendar quarter until the Expiration Date of the particular Floating Rate Guarantee Period.

      FLOATING RATE SPREAD: The amount deducted from the Floating Rate to determine the Guaranteed Interest Rate in effect initially and on each Floating Rate Reset Date during a Floating Rate Guarantee Period. The Floating Rate Spread remains constant throughout a Floating Rate Guarantee Period. However, the Floating Rate Spread may change for a new Floating Rate Guarantee Period.

      GUARANTEE AMOUNT: The amount of the Accumulation Account Value in a particular Guarantee Period with a particular Expiration Date (including interest earned thereon).

      GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

      GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during a particular Guarantee Period.

      *MINIMUM AVERAGE INTEREST RATE: The minimum average rate of interest that may be credited by the Company on a compound annual basis, as determined at the end of a particular Guarantee Period or upon surrender of the Contract, as applicable.

      NET PURCHASE PAYMENT: The portion of the Purchase Payment remaining after the deduction of any applicable premium tax or similar tax.

      NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A or any other applicable section of the Code. The Participant's interest in the Contract must be owned by a natural person or agent for a natural person in order for the Contract to receive favorable income tax treatment as an annuity.

      *OWNER: The person or entity named on the Group Contract Specifications Page who is entitled to exercise all rights and privileges of ownership under the Group Contract.

      PARTICIPANT (ALSO "YOU," "YOUR"): In the case of an Individual Contract, the owner of the Contract. In the case of a Group Contract, the person named on the Certificate Specifications Page who is entitled to exercise all rights and privileges of ownership under the Certificate, except as reserved by the Owner. If the Contract is a Non-Qualified Contract, the Participant must be a natural person or agent for a natural person in order for the Contract to receive favorable income tax treatment as an annuity. If the Contract is a Qualified Contract (other than a Section 403 contract), the Participant must be a trustee or custodian of a retirement plan which meets the requirements of Section 401,
Section 408(c), Section 408(k), Section 408A, or any other applicable section of the Code, and the Qualified Plan Endorsement must be attached to and made a part of the Contract.

      PAYEE: A recipient of payments under the Contract.

      PURCHASE PAYMENT: The amount paid to the Company by or on behalf of the Participant as consideration for the benefits provided by the Contract.

      QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A or any other applicable section of the Code.

---------

* As specified on the Contract Specifications Page or the Certificate Specifications Page (as appropriate), unless changed.

                     THIS PROSPECTUS IS A CATALOG OF FACTS

      This Prospectus contains information about the Contracts, which provide fixed benefits. It describes the Contracts' uses and objectives, its benefits and costs, and the rights and privileges of Owners and Participants. It also contains information about the Company and the Fixed Account. This Prospectus has been carefully prepared in non-technical language to help you decide whether the purchase of a Contract fits the needs of your retirement plan. We urge you to read it carefully and retain it for future reference.

      A Fixed Annuity provides that Purchase Payments, less certain deductions, will accumulate at a Guaranteed Interest Rate prior to the Annuity Commencement Date. After the Annuity Commencement Date, annuity payments will be made to the Annuitant. Under a Fixed Annuity, the investment risk is assumed by the Company (except in the case of early withdrawals (See "Cash Withdrawals" and "Market Value Adjustment")), and the amounts of the annuity payments do not vary. However, each Participant bears the risk that the Guaranteed Interest Rate credited to the Contract may not exceed the Minimum Average Interest Rate specified in the Contract.

                             USES OF THE CONTRACTS

      The Contracts are designed to be used in connection with retirement plans, some of which meet the requirements of Section 401 (including Section 401(k)),
Section 403, Section 408(b), Section 408(c), Section 408(k), Section 408(p) or
Section 408A of the Code; however, the Company may discontinue offering new Contracts in connection with certain types of qualified plans.

      Certain federal tax advantages are currently available to retirement plans which qualify under the Code as (a) self-employed individuals' retirement plans under Section 401; (b) corporate or association retirement plans under
Section 401; (c) annuity purchase plans sponsored by certain tax exempt organizations or public school systems under Section 403(b); or (d) individual retirement accounts, including employer or association of employees individual retirement accounts under Section 408(c), SEP-IRAs under Section 408(k), Simple Retirement Accounts under Section 408(p), and Roth IRAs under Section 408A (See "Tax Considerations").

      The Contracts are also designed to be used in connection with certain non-tax-qualified retirement plans, such as payroll savings plans, and by such other groups (trusteed or nontrusteed) as may be eligible under applicable law.

                                  THE COMPANY


      Sun Life Assurance Company of Canada (U.S.) (the "Company;" also "we," "us," and "our") is a stock life insurance company which was incorporated under the laws of Delaware on January 12, 1970. Our Executive Offices are located at One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. We currently are authorized to do business in 49 states, the District of Columbia and Puerto Rico, and it is anticipated that the Company will be authorized to do business in all states except New York. The Company issues life insurance policies and individual and group annuities. The Company has formed a wholly-owned subsidiary, Sun Life Insurance and Annuity Company of New York, which issues individual fixed and combination fixed/variable annuity contracts and group life and long-term disability insurance in New York. The Company's other active subsidiaries are: Sun Capital Advisers, Inc., a registered investment adviser; Clarendon Insurance Agency, Inc., a registered broker-dealer that acts as the general distributor of the Contracts and other annuity and life insurance contracts issued by the Company and its affiliates; Sun Life of Canada (U.S.) Distributors, Inc., a registered broker-dealer and investment adviser; Sun Life Financial Services Limited, which provides off-shore administrative services to the Company and its parent company, Sun Life Assurance Company of Canada (sometimes referred to in this Prospectus as "Sun Life (Canada)"); and Sun Life Information Services Ireland Limited, an offshore technology center.


      The Company is an indirect wholly-owned subsidiary of Sun Life Assurance Company of Canada ("Sun Life (Canada)"). Sun Life (Canada) completed its demutualization on March 22, 2000. As a result of the demutualization, a new holding company, Sun Life Financial Services of Canada Inc.

("Sun Life Financial"), is now the ultimate parent of Sun Life (Canada) and the Company. Sun Life Financial, a corporation organized in Canada, is a reporting company under the Securities Exchange Act of 1934 with common shares listed on the Toronto, New York, London, and Manila stock exchanges.

                               THE FIXED ACCOUNT

      The Fixed Account is made up of all of the general assets of the Company, other than those allocated to any unitized separate account. The Purchase Payment is allocated to the Guarantee Period you elect at the time your Accumulation Account is established. Your Accumulation Account Value may be transferred to another Guarantee Period available under the Contract, subject to certain restrictions (See "Transfer Privilege"). Assets supporting amounts allocated to Guarantee Periods become part of the Company's general account assets and are available to fund the claims of all classes of customers of the Company, including claims for benefits under the Contracts.

      The Company invests the assets of the Fixed Account in those assets chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

      The Company's general investment strategy is to invest the assets of the Fixed Account in investment grade debt securities and mortgages. The Company intends to invest the assets of the Fixed Account primarily in such debt instruments as follows:

      - Securities issued by the United States Government or its agencies or instrumentalities, which securities may or may not be guaranteed by the United States Government;

      - Investment grade debt securities, I.E., those which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's") or Standard & Poor's Corporation ("Standard & Poor's") (Aaa, Aa, A or Baa and AAA, AA, A or BBB, respectively) or any other nationally recognized rating service;

      - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and other corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above; and

      - Other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

      The Company may also invest a portion of the Fixed Account in below investment grade debt instruments. Instruments rated Baa and/or BBB or lower normally involve a higher risk of default and are less liquid than higher rated instruments. If the rating of an investment grade debt security held by the Company is subsequently downgraded to below investment grade, the Company's decision to retain or dispose of the security will be made based upon our individual evaluation of the circumstances surrounding the downgrade and the prospects for continued deterioration, stabilization and/or improvement.

      In pursuing its general investment strategy with respect to amounts allocated to the Fixed Account, the Company uses immunization strategies appropriate to the various Guarantee Periods. This includes, with respect to investments and average terms of investments, using dedication (cash flow matching) and/or duration matching to minimize the Company's risk of not achieving the rates it is crediting under Guarantee Periods in volatile interest rate environments.

      We are not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws. Investment income from such Fixed Account assets will be allocated between the Company and all contracts participating in the Fixed Account, including the Contracts, in accordance with the terms of such contracts.

      Fixed annuity payments made to Annuitants under the Contracts will not be affected by the mortality experience (death rate) of the persons receiving such payments or of the general population. The Company assumes this "mortality risk" by virtue of annuity rates incorporated in the Contracts which cannot be changed (except as described under "Modification" with respect to Accumulation Accounts established after the effective date of such modification). In addition, the Company guarantees that it will not impose a charge for maintenance of the Contracts, regardless of its actual expenses (except as described under "Modification" with respect to Accumulation Accounts established after the effective date of such modification).

      The amount of investment income allocated to the Contracts will vary from Guarantee Period to Guarantee Period in our sole discretion. However, the Company guarantees that it will credit interest at the Minimum Average Interest Rate, compounded annually, to amounts allocated to the Fixed Account under the Contracts. The Company may (but is not obligated to) declare Guaranteed Interest Rates in excess of the Minimum Average Interest Rate.

      We are aware of no statutory limitations on the maximum amount of interest we may credit, and the Company's Board of Directors has set no limitations. However, inherent in our exercise of discretion in this regard is the equitable allocation of distributable earnings and surplus among our various policyholders and contract owners and our sole stockholder.

    THE PURCHASE PAYMENT AND CONTRACT VALUES DURING THE ACCUMULATION PERIOD

THE PURCHASE PAYMENT

      - PLACE AND AMOUNT. Your Purchase Payment is paid to the Company at its Annuity Mailing Address. The Company generally will not accept a Purchase Payment which is less than $10,000; exceptions will be determined by the Company on an individual basis. In addition, the Company's prior approval is required before it will accept a Purchase Payment which exceeds $1,000,000.

        A completed Application, if required, and the Purchase Payment are forwarded to the Company for acceptance. Upon acceptance, in the case of an Individual Contract, the Contract is issued to the Participant, and in the case of a Group Contract, the Contract and Certificate(s), as applicable, are issued to the Owner and the Participant(s), respectively. The Purchase Payment, minus any applicable premium tax or similar tax (the "Net Purchase Payment"), is credited to the Accumulation Account. The Company generally confirms receipt of the Purchase Payment in writing within five business days of receipt. Your Accumulation Account starts earning interest on the day the Purchase Payment is applied.

        If an Application or a purchase order is not properly completed, we will attempt to contact the prospective Participant in writing or by telephone. If the Application or purchase order has not been properly completed within five business days after we receive it, we will return the Purchase Payment.

      - ALLOCATION OF NET PURCHASE PAYMENT. The Net Purchase Payment is allocated to the Guarantee Period selected by the Participant in the Application, from among such Guarantee Periods as may be made available from time to time by the Company.

ACCUMULATION ACCOUNT

      We will establish an Accumulation Account for each Participant and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account is automatically continued in full force during the lifetime of the Participant and until the Annuity Commencement Date or until the Accumulation Account is surrendered.

GUARANTEE PERIOD

      You may elect one Guarantee Period of one to ten years from among those made available from time to time by the Company. The Guarantee Period that you elect determines the Guaranteed Interest Rate. Amounts allocated to a particular Guarantee Period, less any applicable premium taxes or similar taxes and less any amounts subsequently withdrawn, earn interest at the Guaranteed Interest Rate in effect during the Guarantee Period.

      The Initial Guarantee Period begins on the date the Net Purchase Payment is applied. Except for Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the Net Purchase Payment was applied) has elapsed. For Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Floating Rate Guarantee Period elected (measured from the end of the calendar quarter in which the Net Purchase Payment was applied) has elapsed. The last day of a Guarantee Period is the Expiration Date. Subsequent Guarantee Periods begin on the first day following the Expiration Date. For Floating Rate Guarantee Periods, the Expiration Date always occurs at the end of a calendar quarter. For other Guarantee Periods, the Expiration Date always occurs at the end of a calendar month.

      We will mail written notification to the Participant at least 45 and no more than 75 days prior to the Expiration Date of a Guarantee Period. A new Guarantee Period of the same duration and type as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period, unless the Company receives, in writing or other manner acceptable to us, prior to the end of such Guarantee Period, an election by the Participant of a different Guarantee Period from among those being offered by the Company at such time.

      We reserve the right to add or remove Guarantee Periods available for election by the Participant.

GUARANTEED INTEREST RATES

      The Company periodically establishes a Guaranteed Interest Rate for each Guarantee Period. There is no specific formula for the determination of Guaranteed Interest Rates. Some of the factors that the Company may consider in establishing Guaranteed Interest Rates, are:

      -  general economic trends

      - rates of return currently available and anticipated on the Company's investments

      -  regulatory and tax requirements

      -  competitive factors

      - sales commissions and administrative and distribution expenses borne by the Company

      Guaranteed Interest Rates will be reflective of expected investment yields and interest rates available on the types of debt instruments in which the Company intends to invest. These rates are guaranteed for the duration of the respective Guarantee Periods. Interest is credited to your Accumulation Account daily at an annual effective rate of interest. However, any Accumulation Account Value withdrawn is subject to any applicable withdrawal charge and may be subject to a Market Value Adjustment (See "Market Value Adjustment").

      For a Floating Rate Guarantee Period, the Guaranteed Interest Rate may change on each Floating Rate Reset Date; however, the Floating Rate Spread used by the Company to compute the Guaranteed Interest Rate will remain constant throughout such Floating Rate Guarantee Period. The Company will determine a new Floating Rate Spread at the beginning of each Floating Rate Guarantee Period.

      The Minimum Average Interest Rate will not be less than three percent (3%) per year, compounded annually. The Participant bears the risk that the Guaranteed Interest Rate to be credited may not exceed the Minimum Average Interest Rate for any Guarantee Period.

      On any Expiration Date, and on the date on which a Contract is surrendered in full, the Accumulation Account Value (before the application of any applicable withdrawal charge and/or Market Value Adjustment) will not be less than the Net Purchase Payment, less any previous withdrawals, accumulated at an effective annual rate of interest equal to the Minimum Average Interest Rate. Subject to the above guarantees, the Guaranteed Interest Rate credited during a particular calendar quarter to a Floating Rate Guarantee Period may be less than the Minimum Average Interest Rate.

TRANSFER PRIVILEGE; TELEPHONE TRANSFERS

      At any time during the Accumulation Period, you may transfer your entire Accumulation Account Value to a new Guarantee Period, subject to the conditions set forth below. No partial transfers are permitted. One transfer per Account Year is permitted and a minimum of 30 calendar days must elapse between transfers. No transfer is allowed within 30 days after the Date of Coverage. A transfer will be subject to the Market Value Adjustment (See "Market Value Adjustment"), unless the transfer is effective within 30 days prior to an Expiration Date. The Company reserves the right, in its sole discretion, to delay the effective date of any transfer for a period not to exceed six months from the date written request for such transfer is received by the Company. Under current law, there is no tax liability to you if you make a transfer.

      Except as described below, a transfer generally is effective on the date the request for transfer is received by the Company, if such request is received in good order by 4:00 p.m. Eastern Time on any date on which the Company is open for business. The Company generally is open for business on any day that the New York Stock Exchange is open for business.

      If you make a transfer, we will establish a new Guarantee Period for the amount being transferred. Any such new Guarantee Period will begin on the effective date of the transfer and end on the new Expiration Date. The amount transferred will earn interest at the Guaranteed Interest Rate declared by the Company for the new Guarantee Period as of the effective date of the transfer.

      You or your agent of record may request a transfer either in writing or by telephone. The telephone transfer privilege is made available to Participants automatically without the Participants' election. The Company employs reasonable procedures to confirm that instructions communicated by telephone by Participants and their agents of record are genuine. Such procedures may include one or more of the following: requesting identifying information, such as name, Contract number, Social Security Number, and/or personal identification number; tape recording all telephone transactions; providing written confirmation thereof to both the Participant and any agent of record, at the last address of record; or such other procedures as the Company may deem reasonable. Although the Company's failure to follow reasonable procedures may result in the Company's liability for any losses due to unauthorized or fraudulent telephone transfers, the Company will not be liable for following instructions communicated by telephone which it reasonably believes to be genuine. The Participant bears the risk of incurring a loss on actions taken by the Company in reliance on telephone instructions which the Company reasonably believed to be genuine.

WAIVERS; REDUCED CHARGES; CREDITS; BONUS GUARANTEED INTEREST RATES

      The Company may reduce or waive the withdrawal charge, credit additional amounts, or grant bonus Guaranteed Interest Rates in situations where selling and/or maintenance costs associated with the Contracts are reduced, such as the sale of several Contracts to the same Participant, sales of large Contracts, and certain group sales. In addition, the Company may waive the withdrawal charge, credit additional amounts, or grant bonus Guaranteed Interest Rates in connection with Contracts sold to officers, directors and employees of the Company or its affiliates, registered representatives and employees of broker-dealers with a current selling agreement with the Company and their affiliates, employees of affiliated asset management firms, and persons who have retired from such positions ("Eligible Employees") and immediate family members of Eligible Employees. The Company may reduce or waive such charges, credit additional amounts, or grant bonus Guaranteed Interest Rates on any Contract where, for example, expenses associated with the sale of the Contract and/or costs or services associated with administering and maintaining the Contract are reduced. Eligible Employees and their immediate family members may also purchase a Contract without regard to minimum Purchase Payment requirements. For other situations in which withdrawal charges may be waived, see "Withdrawal Charges."

        CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

CASH WITHDRAWALS

      At any time before the Annuity Commencement Date, you may elect to receive a cash withdrawal payment by filing with us at our Annuity Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. The Company reserves the right to defer the payment of amounts withdrawn for a period not to exceed six months from the date the Company receives a written request for such withdrawal. The Company is not required to pay interest on amounts so deferred.

      You may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to:

      (1) the Accumulation Account Value as of the date the Company receives the request, plus or minus

      (2)  any applicable Market Value Adjustment, minus

      (3) any applicable withdrawal charge (determined as a percentage of (1) before any application of a Market Value Adjustment).

Upon a full surrender, the Contract will be canceled and no further benefits will be payable thereunder. A request for a partial withdrawal (I.E., a payment of an amount less than that paid under a full surrender) will reduce the Accumulation Account Value by:

      (1)  the dollar amount of the cash withdrawal amount, plus or minus

      (2)  any applicable Market Value Adjustment, plus

      (3) any applicable withdrawal charge (determined as a percentage of (1) before any application of a Market Value Adjustment).

If you request a partial withdrawal which would cause your Accumulation Account Value to be less than $1,000, the partial withdrawal will be treated as a full surrender.

      All cash withdrawals, except those effective within 30 days prior to the Expiration Date of a Guarantee Period or the withdrawal of the "free withdrawal amount," will be subject to the Market Value Adjustment described in this Prospectus (See "Market Value Adjustment"). Any applicable Market Value Adjustment will be deducted from or added to (as applicable) your Accumulation Account (or, in the case of a partial withdrawal, the dollar amount of the cash withdrawal amount) before the application of any withdrawal charge.

      Upon request, the Company will advise the Participant of the amounts that would be payable in the event of a full surrender or partial withdrawal.

      Since the Qualified Contracts will be issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408, and 408A of the Code, you should refer to the terms of your particular retirement plan for any limitations or restrictions on cash withdrawals. For special restrictions applicable to withdrawals from Contracts used with Tax-Sheltered Annuities established pursuant to Section 403(b) of the Code, see "Section
403(b) Annuities," below.

WITHDRAWAL CHARGES

      We deduct no sales charges from your Purchase Payment. However, we will assess a withdrawal charge, when applicable, as reimbursement to us for certain expenses relating to the distribution of the Contracts, including commissions, costs of preparing sales literature and other promotional costs and acquisition expenses. A cash withdrawal under either a Qualified Contract or a Non-Qualified Contract may result in a tax penalty of ten percent (10%) (See "Federal Tax Status").

      You may withdraw a portion of your Accumulation Account Value each year without incurring any withdrawal charge, and after seven years your entire Accumulation Account Value may be withdrawn free of any withdrawal charge. In addition, no withdrawal charge is imposed on amounts withdrawn on or after the later of:

      (a)  the end of the Initial Guarantee Period, or

      (b)  the end of the third Account Year.

No withdrawal charge is assessed upon annuitization (except for period certain annuities of less than ten years), upon payment of the death benefit (unless the Participant was age 86 or older on the Date of Coverage), or upon the transfer of your Accumulation Account Value to a new Guarantee Period.

      The withdrawal charge is not assessed on an Accumulation Account established for the personal account of an employee of the Company or of any of its affiliates, or of a licensed insurance agent engaged in distributing the Contracts, and the Company may waive the withdrawal charge with respect to a Purchase Payment derived from the surrender of other annuity contracts and/or certificates issued by the Company.

      All other full or partial withdrawals are subject to a withdrawal charge which will be determined on the following basis:

      (a) FREE WITHDRAWAL AMOUNT: The free withdrawal amount in any Account Year is the greater of:

           (1) 10% of that Account Year's beginning Accumulation Account Value, or

           (2) any amounts required to be withdrawn to comply with any mandatory distribution requirements applicable to Qualified Contracts under federal law.

      (b) AMOUNT SUBJECT TO WITHDRAWAL CHARGE: For a partial withdrawal or full surrender, the amount subject to a withdrawal charge equals the amount of the partial withdrawal or full surrender, minus any of the current Account Year's remaining free withdrawal amount.

      (c) WITHDRAWAL CHARGE PERCENTAGE: The withdrawal charge percentage varies according to the number of complete Account Years occurring between the Account Year in which the Net Purchase Payment was credited to the Accumulation Account and the Account Year in which it is withdrawn.

      (d) AMOUNT OF WITHDRAWAL CHARGE: The amount of the withdrawal charge is determined by multiplying the amount subject to the withdrawal charge by the applicable withdrawal charge percentage, in accordance with the following table:

NUMBER OF COMPLETE  WITHDRAWAL CHARGE
  ACCOUNT YEARS        PERCENTAGE
  -------------        ----------
       0-1                 7%
        2                  6%
        3                  5%
        4                  4%
        5                  3%
        6                  2%
    7 or more              0%

      In no event shall the aggregate withdrawal charges assessed against an Accumulation Account exceed 7% of the Contract's Accumulation Account Value (See the Appendix for examples of withdrawals, withdrawal charges and the Market Value Adjustment). The Company may, upon notice to the Owner, modify the withdrawal charges under a Group Contract, provided that such modification shall apply only to Accumulation Accounts established after the effective date of such modification (See "Modification").

SECTION 403(b) ANNUITIES

      The Code imposes restrictions on cash withdrawals from Contracts used with
Section 403(b) Annuities. In order for such Contracts to receive tax deferred treatment, the Contracts must provide that cash withdrawals of amounts attributable to salary reduction contributions (other than withdrawals of Accumulation Account Value as of December 31, 1988 ("Pre-1989 Account Value")) may be made only when the Participant:

      (a)  attains age 59 1/2,

      (b)  separates from service with the employer,

      (c)  dies, or

      (d) becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These restrictions apply to any growth or interest on or after January 1, 1989 on Pre-1989 Account Value, salary reduction contributions made on or after January 1, 1989, and any growth or interest on such contributions ("Restricted Account Value").

      In cases of financial hardship, withdrawals of Restricted Account Value are permitted to the extent of contributions. Earnings on contributions cannot be withdrawn for hardship reasons. While specific rules defining hardship have not been issued by the Internal Revenue Service, it is expected that to qualify for a hardship distribution, the Participant must have an immediate and heavy bona fide financial need and lack other resources reasonably available to satisfy the need. Hardship withdrawals (as well as certain other premature withdrawals) will be subject to a 10% tax penalty, in addition to any withdrawal charge applicable under the Contract (See "Federal Tax Status"). Under certain circumstances, the 10% tax penalty may not apply if the withdrawal is made to pay medical expenses. You should consult your tax adviser.

      Under the terms of a particular Section 403(b) plan, the Participant may be entitled to transfer all or a portion of the Accumulation Account Value to one or more alternative funding options. Participants should consult the documents governing their plan and the person who administers the plan for information as to such investment alternatives.

      For information on the federal income tax withholding rules that apply to distributions from Qualified Contracts (including Section 403(b) Annuities), see "Federal Tax Status."

MARKET VALUE ADJUSTMENT

      Any cash withdrawal, other than a withdrawal effective within 30 days prior to an Expiration Date or the withdrawal of the "free withdrawal amount," is subject to a Market Value Adjustment ("MVA"). (For this purpose, transfers, death benefit distributions and amounts applied to purchase an annuity are treated as cash withdrawals.)

      The MVA reflects the relationship between the Current Rate (as defined below) for the amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Interest Rate is lower than the applicable Current Rate, then the application of the MVA will result in a lower payment upon withdrawal. Similarly, if the Guaranteed Interest Rate is higher than the applicable Current Rate plus the "b factor" referenced below, the application of the MVA generally will result in a higher payment upon withdrawal.

      The MVA is determined by multiplying the amount being withdrawn, before deduction of any applicable withdrawal charge, by the market value adjustment factor.

      The market value adjustment factor for all Guarantee Periods, except Floating Rate Guarantee Periods, is:

                  N/12
    1 + I
  ( --------- )             -1
    1 + J + b

where,

      I is the Guaranteed Interest Rate currently being credited to the Accumulation Account,

      J is the Guaranteed Interest Rate declared by the Company, as of the date of the application of the MVA, for current allocations to Guarantee Periods equal to the balance of the current Guarantee Period, rounded to the next higher number of complete years (the "Current Rate"),

      b is a factor which the Company will determine for a Contract and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Guarantee Period.

      In determining J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for Guarantee Periods that are available. If no Guarantee Periods are available to perform a linear interpolation, the Company will use an equitable method and will inform the appropriate state regulatory authority of such method.

      The market value adjustment factor for each Floating Rate Guarantee Period is:

                                      N/12
              1 + F - X
  (        ---------------        )             -1
            1 + F - Y + b

where,

      F is the Floating Rate currently being used to determine the Guaranteed Interest Rate for the Floating Rate Guarantee Period;

      X is the Floating Rate Spread in effect during the current Floating Rate Guarantee Period,

      Y is the Floating Rate Spread, as of the date of the application of the MVA, for current allocations to new Floating Rate Guarantee Periods equal to the balance of the current Floating Rate Guarantee Period, rounded up to the next higher number of complete years,

      b is a factor which the Company will determine for a Contract and which is set forth on the Contract Specifications Page or the Certificate Specifications Page (as appropriate) and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Floating Rate Guarantee Period.

      In the determination of Y, if the Company currently does not offer the applicable Floating Rate Guarantee Period, then the rate will be determined by using the next longer Floating Rate Guarantee Period that is available. If the Company currently does not offer a longer Floating Rate Guarantee Period, the Company will determine, in an equitable manner and in its sole discretion, the value of Y.

      The b factor currently is zero (0).

      See the Appendix for examples of the application of the MVA.

                                 DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT

      - If the Participant dies while the Contract is in effect and prior to the Annuity Commencement Date, the Company will, upon receipt of Due Proof of Death of the Participant, pay a death benefit to the Beneficiary.

      - If the designated Beneficiary does not survive the Participant, the Company will, upon receipt of Due Proof of Death of the Participant and/or the Beneficiary, if applicable, pay the death benefit in one sum to the estate of the deceased Participant.

      - If the Annuitant dies on or after the Annuity Commencement Date, no death benefit will be payable under the Contract, except as may be provided under the elected Annuity Option.

      - If the Participant is not a natural person, the Annuitant is considered the "Participant" for purposes of the death benefit provided by the Contract.

ELECTION AND EFFECTIVE DATE OF ELECTION

      During your lifetime and prior to the Annuity Commencement Date, you may elect to have the death benefit applied under one or more of the Annuity Options available under the Contract to effect a Fixed Annuity for the Beneficiary as Payee after your death. The Annuity Option chosen must comply with
Section 72(s) of the Code.

      If no method of settlement of the death benefit is in effect on the date of your death, the Beneficiary may elect either: (a) to receive the death benefit in the form of a single cash payment, or (b) to have the death benefit applied under one or more of the Annuity Options (on the Annuity Commencement Date described under "Payment of Death Benefit") to effect a Fixed Annuity for the Beneficiary as Payee. Either election may be made, or subsequently revoked, by filing with us at our Annuity Mailing Address, a written election or revocation of an election in such form as we may require. Any election or revocation of an election of a method of settlement of the death benefit by the Participant will become effective on the date the Company receives it. For the purposes of the "Payment of Death Benefit" and "Amount of Death Benefit" sections of this Prospectus, any election by the Participant of a method of settlement of the death benefit which is in effect on the date of the Participant's death will be deemed effective on the date the Company receives Due Proof of Death of the Participant.

      Any election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company, or (b) the date Due Proof of Death of the Participant is received by the Company. If an election by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Participant is received by the Company, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

      In all cases, no Participant or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code (See "Death of Participant").

DEATH OF PARTICIPANT

      If a Participant under a Non-Qualified Contract dies prior to the Annuity Commencement Date, the death benefit must be distributed to the "designated beneficiary" (as defined below) either: (a) within five years after the date of death of the Participant, or (b) as an annuity over some period not greater than the life or expected life of the designated beneficiary, with annuity payments beginning within one year after the date of death of the Participant. For this purpose (and for purposes of Section 72(s) of the Code), the person named as Beneficiary shall be considered the designated beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated beneficiary. If the designated beneficiary is the surviving spouse of the deceased Participant, the spouse can elect to continue the Contract in the spouse's own name as Participant, in which case these mandatory distribution requirements will apply on the spouse's death.

      If the Payee dies on or after the Annuity Commencement Date and before the entire Accumulation Account has been distributed, the remaining portion of such Accumulation Account, if any, must be distributed at least as rapidly as the method of distribution then in effect.

      In any case where a non-natural person is the holder of the Contract for the purposes of Section 72(s) of the Code, (a) the distribution requirements described above shall apply upon the death of any Annuitant, and (b) a change in any Annuitant shall be treated as the death of an Annuitant.

      In no cases shall a Participant or Beneficiary be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code.

      Any distributions upon the death of a Participant under a Qualified Contract will be subject to the laws and regulations governing the particular retirement or deferred compensation plan in connection with which the Qualified Contract was issued.

PAYMENT OF DEATH BENEFIT

      If the Participant has elected settlement under one or more of the Annuity Options available under the Contract:

      - the Annuity Commencement Date will be the first day of the calendar month following the Death Benefit Date, and

      - the Accumulation Account will be maintained in effect until the Annuity Commencement Date.

      If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven calendar days of the Death Benefit Date.

AMOUNT OF DEATH BENEFIT

      The death benefit is determined by the Company as of the Death Benefit
Date.

      - If the Participant was age 85 or less on the Date of Coverage, the death benefit equals the greater of:

            (1)  the Accumulation Account Value on the Death Benefit Date; or

            (2) the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date.

        For the purposes of determining the amount payable under (2), the Accumulation Account Value will be adjusted by the difference between
        (2) and (1).

      - If the Participant was age 86 or older on the Date of Coverage, the death benefit is equal to the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date. The Accumulation Account Value will be adjusted to equal such amount.

                               ANNUITY PROVISIONS

ANNUITY COMMENCEMENT DATE

      Annuity payments begin on the Annuity Commencement Date which you select. The Annuity Commencement Date may not be sooner than the first day of the second calendar month following the Date of Coverage. If no such date has been specified, the Annuity Commencement Date will be the first day of the first month following the Annuitant's 90th birthday.

      If more than one person is named as Annuitant, due to the designation of a Co-Annuitant, the Annuity Commencement Date will be no later than the first day of the first month following the 90th birthday of the youngest of the named Annuitants. In most situations, current law requires that the Annuity Commencement Date under a Qualified Contract be no later than April 1 following the year the Annuitant reaches age 70 1/2 (or, for Qualified Contracts other than IRAs, no later than April 1 following the year the Annuitant retires, if later than the year the Annuitant reaches age 70 1/2). The terms of your particular retirement plan may impose additional limitations.

      You may change your Annuity Commencement Date from time to time by written notice to the Company in such form as the Company may require, provided that the Company receives notice of each change at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is:

          (a) at least 30 days after the date notice of the change is received by the Company;

          (b)  the first day of a month; and

          (c) not later than the first day of the first month following the Annuitant's 90th birthday, unless otherwise restricted, in the case of a Qualified Contract, by the particular retirement plan or by applicable law, or unless waived by the Company.

      The Annuity Commencement Date may also be changed by your election of an Annuity Option (See "Death Benefit").

      On the Annuity Commencement Date, your Accumulation Account will be canceled and its adjusted value will be applied to provide an annuity under one or more of the options described under the heading "Annuity Options," below. No withdrawal charge will be imposed upon amounts applied to purchase an annuity, except that period certain annuities of less than ten years may incur a withdrawal charge. A Market Value Adjustment may apply (See "Determination of Annuity Payments").

      No payments may be requested under the Contract's cash withdrawal provisions on or after the Annuity Commencement Date and no cash withdrawal will be permitted except as may be available under the Annuity Option elected by you.

      Since the Contracts may be issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408, or 408A of the Code, as well as certain non-qualified plans, you should refer to the terms of your particular retirement plan for any limitations or restrictions on the Annuity Commencement Date.

ELECTION/CHANGE OF ANNUITY OPTION

      During the lifetime of the Participant and prior to the Annuity Commencement Date, the Participant may elect one or more of the Annuity Options described below, or such other settlement option as may be agreed to by the Company, for the Annuitant as Payee. The Participant may also change any election, but written notice of any election or change of election must be received by the Company at least 30 days prior to the Annuity Commencement Date. If no election is in effect on the 30th day before the Annuity Commencement Date, Annuity Option B, for a Life Annuity with 120 monthly payments certain, will be determined to have been elected. If there is no election of a sole Annuitant in effect on the 30th day before the Annuity Commencement Date, the person designated as Co-Annuitant will be the Payee under the applicable Annuity Option.

      Annuity Options may also be elected by the Participant or the Beneficiary (See "Death Benefit").

      You should refer to the terms of your particular retirement plan and any applicable legislation for any limitations or restrictions on the Annuity Options which may be elected.

      You should be aware that no change of Annuity Option is permitted after the Annuity Commencement Date.

ANNUITY OPTIONS

      No lump sum settlement option is available under the Contract. You may surrender your Contract prior to the Annuity Commencement Date. Upon surrender, any applicable surrender charge will be deducted from the cash withdrawal payment and a Market Value Adjustment, if applicable, will be applied.

      ANNUITY OPTION A. LIFE ANNUITY: Monthly payments during the lifetime of the Payee. This option offers a higher level of monthly payments than Annuity Options B or C because no further payments are payable after the death of the Payee and there is no provision for a death benefit payable to a Beneficiary.

      ANNUITY OPTION B. LIFE ANNUITY WITH 60, 120, 180 OR 240 MONTHLY PAYMENTS
CERTAIN: Monthly payments during the lifetime of the Payee and in any event for 60, 120, 180 or 240 months certain, as elected. The election of a longer period certain results in smaller monthly payments than would be the case if a shorter period certain were elected. In the event of the death of the Payee under this option, the Contract provides that the Company will pay any remaining payments to the Payee's designated beneficiary. If there is no designated beneficiary entitled to the remaining payments then living, the discounted value of the remaining payments, if any, will be calculated and paid in one sum to the deceased Payee's estate. In addition, any Beneficiary who becomes entitled to any remaining payments under this option may elect to receive the discounted value of the amounts due under this option in one sum. In the event of the death of the Beneficiary who has become entitled to receive any remaining payments under an Annuity Option, the Company will pay the discounted value of such remaining payments, in one sum, to the deceased Beneficiary's estate.

      ANNUITY OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor, monthly payments will be determined using the percentage chosen at the time of election of this option.

      ANNUITY OPTION D. MONTHLY PAYMENTS FOR A SPECIFIED PERIOD CERTAIN: Monthly payments for a specified period of time (at least five years but not exceeding 30 years), as elected. In the event of the death of the Payee under this option, the Contract provides that, as described under Annuity Option B above, in certain circumstances the discounted value of the remaining payments, if any, will be calculated and paid in one sum.

DETERMINATION OF ANNUITY PAYMENTS

      On the Annuity Commencement Date the Accumulation Account will be canceled and its adjusted value will be applied to provide a Fixed Annuity. The adjusted value will equal:

          (1) the Accumulation Account Value on the date immediately preceding the Annuity Commencement Date, plus or minus

          (2)  any applicable Market Value Adjustment, and minus

          (3)  any applicable premium taxes or similar taxes.

      Amounts applied to provide period certain annuities of less than ten years under Annuity Options B and D will also be reduced by any applicable withdrawal charges.

      If the amount to be applied under any annuity option is less than $10,000, or if the first annuity payment payable in accordance with such option is less than $50, the Company will pay the amount to be applied in a single payment to the Payee.

      The dollar amount of each fixed annuity payment will be determined by the Company in accordance with the Annuity Payment Rates found in the Contract. Such Annuity Payments Rates are based on the Minimum Average Interest Rate, or, if more favorable to the Payee(s), in accordance with the Annuity Payment Rates published by the Company and in use on the Annuity Commencement Date.

ANNUITY PAYMENT RATES

      The Contract contains Annuity Payment Rates for each Annuity Option. The rates show, for each $1,000 applied, the dollar amount of the monthly fixed annuity payment, when this payment is based on the Minimum Average Interest Rate. The Company may change these rates for any Accumulation Accounts established after the effective date of such change (See "Modification").

      The Contract also describes the method of determining the adjusted age of the Payee. The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 1983 Individual Annuitant Mortality Table.

      Participants should be aware that annuity payment rates may vary according to the Annuity Option elected and the adjusted age of the Payee.

                           OTHER CONTRACT PROVISIONS

DESIGNATION AND CHANGE OF BENEFICIARY

      The Beneficiary designation made by you will remain in effect until you change it.

      Subject to the rights of an irrevocably designated Beneficiary, you may change or revoke the designation of a Beneficiary. Any such change or revocation must be filed with the Company and shall be in such form as the Company may require. The change or revocation of a Beneficiary designation will not be binding upon the Company until the Company receives it. When the Company receives a change or revocation of a Beneficiary, such change or revocation will be effective as of the date on which you signed it; however, the Company is not liable for any payment made or action taken by the Company before the Company received the change or revocation.

      You should refer to the terms of your particular retirement plan and any applicable legislation for any restrictions on the Beneficiary designation.

EXERCISE OF CONTRACT RIGHTS

      An Individual Contract shall belong to the individual Participant to whom the Contract is issued. A Group Contract shall belong to the Owner. In the case of a Group Contract, all Contract rights and privileges may be expressly reserved by the Owner, failing which, each Participant shall be entitled to exercise such rights and privileges. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the Participant's lifetime and prior to the Annuity Commencement Date, except as otherwise provided in the Contract.

      The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Participant prior to the Annuity Commencement Date or upon the death of the Annuitant after the Annuity Commencement Date. Such Payees may thereafter exercise such rights and privileges, if any, of ownership which continue under the Contract.

CHANGE OF OWNERSHIP

      Ownership of a Qualified Contract may only be transferred to:

          (a)  the Annuitant;

          (b) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code;

          (c) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant;

          (d) the trustee of an individual retirement account plan qualified under Section 408 of the Code for the benefit of the Participants under a Group Contract; or

          (e) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued.

      Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

      Ownership of a Non-Qualified Contract may be changed prior to the Annuity Commencement Date by filing written notification with us at our Annuity Mailing Address; and each Participant, in like manner, may change the ownership interest in a Contract. When such notification is received by the Company, the change will be effective as of the date on which the request for change was signed by the Owner or Participant, as appropriate, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

      A change of ownership will not be binding upon the Company until the Company receives written notification of such change.

PERIODIC STATEMENTS

      During the Accumulation Period, the Company will mail to you, at least once during each Account Year, a statement showing the value of your Accumulation Account. Such statement shall be accurate as of a date not more than two months previous to the mailing date. The Company will also mail such other statements reflecting transactions in your Accumulation Account as may be required by law.

      These periodic statements contain important information concerning any transactions in your Accumulation Account. It is your obligation to review each statement carefully. If you find any error or discrepancy in the information presented therein, you should report it to the Company, at the address or telephone number provided on the statement, within 60 days of the date of such statement. Unless the Company receives notice of any such error or discrepancy from you within such 60 day period, the Company may not be responsible for correcting the error.

MODIFICATION

      Upon notice to you, the Company may modify a Contract if such modification:

        (i) is necessary to ensure compliance with applicable laws or regulations to which the Company is subject; or

        (ii) is necessary to assure continued qualification of the Contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or

        (iii)  provides additional fixed accumulation options; or

        (iv) is otherwise in the best interests of Owners or Participants, as applicable.

The Company will not modify the Contract without first notifying the Participant, in the case of an Individual Contract, and the Owner and Participant(s), in the case of a Group Contract (or the Payee(s) during the annuity period). In the event of any such modification, the Company may make appropriate endorsement in the Contract to reflect the modification.

      In addition, the Company may modify a Group Contract to impose a charge for maintenance of the Contract or to change the withdrawal charges, the tables used in determining the amount of the guaranteed annuity payments and the formula used to calculate the Market Value Adjustment, provided that the modification shall apply only to Accumulation Accounts established after the effective date of such modification. In order to exercise its modification rights in these particular instances, the Company will provide the Owner with written notice of the modification. The notice shall specify the effective date of the modification, which must be at least 60 days following the date on which the Company mails the notice of modification. All of the charges and the annuity tables which are provided in the Group Contract prior to any such modification will remain in effect permanently, unless improved by the Company, with respect to Accumulation Accounts established prior to the effective date of such modification.

DISCONTINUANCE OF NEW PARTICIPANTS

      The Company may limit or discontinue the acceptance of new Applications and the issuance of new Certificates under a Group Contract upon 30 days' prior written notice to the Owner. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Accumulation Accounts established under such Group Contract prior to the effective date of the limitation or discontinuance.

RIGHT TO RETURN

      If you are not satisfied with your Contract, you may return the Contract to us at our Annuity Mailing Address, within ten days after it was delivered to you. Generally, upon receiving the returned Contract, we will cancel it and your Accumulation Account Value at the end of the Valuation Period during which the Contract was received by us will be refunded to you. However, if applicable state law so requires, the "free look" period may be greater than ten days, the Purchase Payment may be refunded, and alternative methods of returning the Contract may be acceptable.

      With respect to Individual Retirement Accounts, the Code requires the Company to furnish a Participant establishing an Individual Retirement Account ("IRA") with a disclosure statement containing certain information about the Contract and applicable legal requirements. This statement must be furnished on or before the date the IRA is established. If the Participant is furnished with such disclosure statement before the seventh day preceding the date the IRA is established, the Participant will not have any right of revocation. If the disclosure statement is furnished after the seventh day preceding the establishment of the IRA, then the Participant may give a notice of revocation to the Company at any time within seven days after the date on which the Contract becomes effective. Upon such revocation, the Company will refund the Purchase Payment made by the Participant. This right of revocation is in addition to the return privilege set forth in the preceding paragraph. The Company will allow a Participant establishing an IRA a "ten day free-look," notwithstanding the provisions of the Code.

PREMIUM TAXES

      A deduction, when applicable, is made for premium taxes or similar state or local taxes. The amount of such applicable tax varies by jurisdiction and may, from time to time, be changed by the legislature or other authority. In many jurisdictions, there is no premium tax at all. The Company believes that such premium taxes or similar taxes currently range from 0% to 3.5%. For more complete information, you should consult a tax adviser. The Company's current policy is to deduct any applicable tax from the amount applied to provide an annuity at the time annuity payments commence. However, the Company reserves the right to deduct such taxes on or after the date they are incurred.

                               TAX CONSIDERATIONS

      The Contract is designed for use by personal retirement plans and employer, association and other group retirement plans under the provisions of Sections 401 (including Section 401(k)), 403, 408(b), 408(c), 408(k), 408(p) and
408A of the Internal Revenue Code (the "Code"), as well as non-qualified retirement plans. The ultimate effect of federal income taxes may depend upon the type of retirement plan for which the Contract is purchased, among other factors. The following discussion is general in nature, is based upon the Company's understanding of current federal income tax laws, and is not intended as tax advice. Congress may enact legislation affecting the tax treatment of annuity contracts, which could be applied retroactively to Contracts purchased before the date of enactment. Also, because the Code is not in force in the Commonwealth of Puerto Rico, some references in this discussion will not apply to Contracts issued in Puerto Rico. Any person contemplating the purchase of a Contract should consult a qualified tax adviser.

      Participants should be aware that the Company does not make any guarantee regarding the federal, state or local tax status of any Contract or any transaction involving the Contracts.

TAX TREATMENT OF THE COMPANY

      The Company is taxed as a life insurance company under Subchapter L of the Code.

TAXATION OF ANNUITIES IN GENERAL

      The Purchase Payment made under a Non-Qualified Contract is not deductible from the Participant's income for federal income tax purposes. Participants under Qualified Contracts should consult a tax adviser regarding the tax treatment of Purchase Payments.

      Generally, no taxes are imposed on the increase in the value of a Contract until a distribution occurs, either as an annuity payment or as a cash withdrawal or lump-sum payment prior to the Annuity Commencement Date. However, corporate Owners and Participants and other Owners and Participants that are not natural persons are subject to taxation on the annual increase in value of a Non-Qualified Contract, unless the non-natural person holds the Contract as agent for a natural person (for example, a bank holding a Contract as trustee under a trust agreement). The taxation of annuities held by non-natural persons does not apply to earnings accumulated under an "immediate annuity," which the Code defines as a single premium contract with an annuity commencement date within one year of the date of purchase. Also, the Internal Revenue Service might assert that Owners or Participants under both Qualified Contracts and Non-Qualified Contracts annually receive, and are subject to tax on, a deemed distribution equal to the cost of any life insurance benefit provided by the Contracts.

      The following discussion applies to both Individual Contracts and Group Contracts. Because the Code is unclear in its application to a group annuity contract where the owner is distinct from the individuals who receive the contract benefits, the discussion as applied to the Group Contracts is the Company's best understanding of the operation of the Code in the context of group contracts. However, Owners and Participants should consult a qualified tax adviser.

      Under a Non-Qualified Contract, a partial cash withdrawal (I.E., a withdrawal of less than the entire Accumulation Account Value) before the Annuity Commencement Date is treated first as a withdrawal from the increase in the Accumulation Account Value, rather than as a return of the Purchase Payment. The amount of the withdrawal allocable to this increase is includible in the Participant's income and is subject to tax at ordinary income rates. If part or all of an Accumulation Account Value is assigned or pledged as collateral for a loan, the amount assigned or pledged must be treated as if it were withdrawn from the Contract.

      In the case of annuity payments under a Non-Qualified Contract occuring after the Annuity Commencement Date, a portion of each payment is treated as a nontaxable return of the Purchase Payment. The nontaxable portion is determined by applying an "exclusion ratio" to each annuity payment. An exclusion ratio, in general, is the ratio that the total amount the Participant paid for the Contract bears to the Payee's expected return under the Contract. The remainder of the payment is taxable at ordinary income rates.

      The total amount that a Payee may exclude from income through application of the "exclusion ratio" is limited to the amount the Participant paid for the Contract. If the Annuitant survives for his full life expectancy, so that the Payee recovers the entire amount paid for the Contract, any subsequent annuity payments will be fully taxable as income. Conversely, if the Annuitant dies before the Payee recovers the entire amount paid, the Payee will be allowed a deduction for the unrecovered amount of the Purchase Payment.

      Taxable cash withdrawals and lump-sum payments from Non-Qualified Contracts may be subject to a penalty tax equal to 10% of the amount treated as taxable income. This 10% penalty also may apply to certain annuity payments. This penalty will not apply in certain circumstances (such as where the distribution is made upon the death of the Participant). The withdrawal penalty also does not apply to distributions under an immediate annuity (as defined above).

      In the case of Qualified Contracts, distributions generally are taxable and distributions made prior to age 59 1/2 are subject to a 10% penalty tax, although this penalty tax will not apply in certain circumstances. Certain distributions, known as "eligible rollover distributions," if rolled over to certain other qualified retirement plans (either directly or after being distributed to the Participant or Payee), are not taxable until distributed from the plan to which they are rolled over. In general, an "eligible rollover distribution" is any taxable distribution other than a hardship distribution or a distribution that is part of a series of payments made for life or for a specified period of ten years or more.

      Owners, Participants, Annuitants, Payees and Beneficiaries should seek qualified advice about the tax consequences of distributions, withdrawals, rollovers and payments under the retirement plans in connection with which the Contracts are purchased.

      If the Participant under a Non-Qualified Contract dies, the value of the Contract generally must be distributed within a specified period (See "Death Benefit"). For Contracts owned by non-natural persons, a change in the Annuitant is treated as the death of the Participant.

      A Participant under Qualified Contract should refer to the terms of the applicable retirement plan and consult a tax adviser regarding distribution requirements upon the death of the Participant.

      The transfer of a Non-Qualified Contract by gift (other than to the Participant's spouse) is treated as the receipt by the Participant of income in an amount equal to the Accumulation Account Value minus the total amount paid for the Contract.

      The Company will withhold and remit to the U.S. Government a part of the taxable portion of each distribution made under a Non-Qualified Contract or under a Qualified Contract issued for use with an individual retirement account, unless the Participant or Payee provides his or her taxpayer identification number to the Company and notifies the Company (in the manner prescribed) before the time of the distribution that he or she chooses not to have any amounts withheld.

      In the case of distributions from a Qualified Contract (other than distributions from a Contract issued for use with an individual retirement account), the Company or the plan administrator is required to withhold and remit to the U.S. Government 20% of each distribution that is an eligible rollover distribution (as defined above), unless the Participant or Payee elects to make a direct rollover of the distribution to another qualified retirement plan that is eligible to receive the rollover. If a distribution from a Qualified Contract is not an eligible rollover distribution, then the Participant or Payee can choose not to have amounts withheld as described above for Non-Qualified Contracts and Qualified Contracts issued for use with individual retirement accounts.

      Amounts withheld from any distribution may be credited against the Participant's or Payee's federal income tax liability for the year of the distribution.

      THE FOLLOWING INFORMATION SHOULD BE CONSIDERED ONLY WHEN AN IMMEDIATE ANNUITY CONTRACT AND A DEFERRED ANNUITY CONTRACT ARE PURCHASED TOGETHER: The Company understands that the Treasury Department is in the process of reconsidering the tax treatment of annuity payments under an immediate annuity contract (as defined above) purchased together with a deferred annuity contract. The Company believes that any adverse change in the existing tax treatment of such immediate annuity contracts is likely to be prospective, that is, it would not apply to contracts issued before such a change is announced. However, there can be no assurance that any such change, if adopted, would not be applied retroactively.

QUALIFIED RETIREMENT PLANS

      The Qualified Contracts are designed for use with several types of qualified retirement plans. The tax rules applicable to participants in such qualified retirement plans vary according to the type of plan and its terms and conditions. Therefore, this discussion does not attempt to provide more than general information about the use of the Qualified Contracts with the various types of qualified retirement plans. Participants under such plans as well as Owners, Annuitants, Payees and Beneficiaries are cautioned that the rights of any person to any benefits under these plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Qualified Contracts issued in connection therewith. These terms and conditions may include restrictions on, among other things, ownership, transferability, assignability, contributions and distributions. Any person contemplating the purchase of a Qualified Contract should consult a qualified tax adviser. In addition, Owners, Participants, Payees, Beneficiaries and administrators of qualified retirement plans should consider and consult their tax advisers concerning whether the death benefit payable under the Contract affects the qualified status of their retirement plan. Following are brief descriptions of various types of qualified retirement plans and the use of the Qualified Contracts in connection therewith.

PENSION AND PROFIT-SHARING PLANS

      Sections 401(a), 401(k) and 403(a) of the Code permit business employers and certain associations to establish various types of retirement plans for employees. The Tax Equity and Fiscal Responsibility Act of 1982 eliminated most differences between qualified retirement plans of corporations and those of self-employed individuals. The Contract may be purchased by those who would have been covered under the rules governing old H.R. 10 (Keogh) Plans, as well as by corporate plans. Such retirement plans may permit the purchase of Qualified Contracts to provide benefits under the plans. Employers intending to use the Qualified Contracts in connection with such plans should seek qualified advice in connection therewith.

TAX-SHELTERED ANNUITIES

      Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of purchase payments from gross income for tax purposes. Such annuity contracts are commonly referred to as "Tax-Sheltered Annuities." Purchasers of the Qualified Contracts for such purposes should seek qualified advice as to eligibility, limitations on permissible amounts of Purchase Payments and tax consequences of distributions (See "Section 403(b) Annuities").

INDIVIDUAL RETIREMENT ACCOUNTS

      Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program (including Simplified Employee Pension Plans, Employer/Association of Employees Established Individual Retirement Account Trusts, and Simple Retirement Accounts) known as an Individual Retirement Account ("IRA"). These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, and the time when distributions may commence. In addition, certain distributions from some other types of retirement plans may be placed on a tax-deferred basis in an IRA.

      Sales of the Contract for use with IRAs may be subject to special requirements imposed by the Internal Revenue Service. The Company will provide purchasers of Contracts to be used in connection with IRAs with such supplementary information as may be required by the Internal Revenue Service or other appropriate agency. Additionally, purchasers of Contracts to be used in connection with IRAs will have the right to revoke their Contracts under certain circumstances (See "Right to Return Contract").

ROTH IRAS

      Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Unlike contributions to a regular IRA under Section 408 of the Code, contributions to a Roth IRA are not made on tax-deferred basis. However, distributions are tax-free, provided certain requirements are satisfied. Like regular IRAs, Roth IRAs are subject to limitations on the amount that may be contributed and the time when distributions may commence. A regular IRA may be converted into a Roth IRA and the resulting income may be spread over four years if the conversion occurs before January 1, 1999. The Company will provide to purchasers of the Contracts to be used in connection with Roth IRAs such supplementary information as may be required by the Internal Revenue Service or other appropriate agency.

                         DISTRIBUTION OF THE CONTRACTS

      The Contracts are offered by the Company on a continuous basis. The Contracts are sold by licensed insurance agents in those states where the Contracts may be lawfully sold. The agents are registered representatives of broker-dealers registered under the Securities Exchange Act of 1934. The broker-dealers are members of the National Association of Securities
Dealers, Inc. and have entered into distribution agreements with the Company and the General Distributor, Clarendon Insurance Agency, Inc. ("Clarendon"), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. Clarendon is a wholly-owned subsidiary of the Company and is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Clarendon is a member of the National Association of Securities
Dealers, Inc. and acts as the general distributor of certain other annuity contracts issued by the Company and its wholly-owned subsidiary, Sun Life Insurance and Annuity Company of New York, and variable life insurance contracts issued by the Company.

      Commissions and other distribution compensation with respect to the Contracts will be paid by the Company and will not be more than 5.75% of the Purchase Payment. Commissions will not be paid with respect to Accumulation Accounts established for the personal account of employees of the Company or any of its affiliates, or of persons engaged in the distribution of the Contracts, or of immediate family members of such employees or persons. In addition, commissions may be waived or reduced in connection with certain transactions (See "Waivers, Reduced Charges; Credits; Bonus Guaranteed Interest Rates").


      In addition to commissions, the Company may provide additional promotional incentives, in the form of cash or other compensation. In some instances, these incentives may be offered only to certain broker-dealers that sell or are expected to sell during specified time periods certain minimum amounts of the Contracts or other contracts offered by the Company.

                                STATE REGULATION


      The Company is subject to the laws of the State of Delaware governing life insurance companies and to regulation by the Commissioner of Insurance of Delaware. An annual statement is filed with the Commissioner of Insurance on or before March 1st in each year relating to the operations of the Company for the preceding year and its financial condition on December 31st of such year. Its books and records are subject to review or examination by the Commissioner or his agents at any time and a full examination of its operations is conducted at periodic intervals.

      The Company is also subject to the insurance laws and regulations of the other states and jurisdictions in which it is licensed to operate. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

      In addition, many states regulate affiliated groups of insurers, such as the Company, Sun Life (Canada) and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies involved.

      Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments of the Company under these laws cannot be reasonably estimated. However, most of these laws do provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength and many permit the deduction of all or a portion of any such assessment from any future premium or similar taxes payable.

      Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                                  ACCOUNTANTS


      The financial statements of the Company as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                            REGISTRATION STATEMENTS

      Registration statements have been filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933 as amended, with respect to the Contracts. This Prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements, to all of which reference is hereby made for further information concerning the Fixed Account, the Company and the Contracts. Statements found in this Prospectus as to the terms of the Contracts and other legal instruments are summaries, and reference is made to such instruments as filed.

                              FINANCIAL STATEMENTS


      The financial statements of the Company, which are incorporated by reference from the Company's Annual Report on Form 10-K, should be considered only as bearing on the ability of the Company to meet its obligations with respect to the death benefit and the Company's assumption of the mortality and expense risks.


                            ------------------------

                                    APPENDIX
                 EXAMPLES OF THE MARKET VALUE ADJUSTMENT (MVA)

1. The MVA factor for all Guarantee Periods, except Floating Rate Guarantee Periods, is:

                    N/12
       1 + I
   ( --------  )              -1
     1 + J + b

      The following examples assume the following:

          (a) The Guarantee Amount was allocated to a five year Guarantee Period with a Guaranteed Interest Rate of 6% or .06 (I).

          (b) The date of surrender is two years from the Expiration Date (N =
              24).

          (c) The value of the Guarantee Amount on the date of surrender is $11,910.16.

          (d) The Accumulation Account Value at the beginning of the current Account Year was $11,236.00.

          (e) No transfers or partial withdrawals have been made.

          (f) Withdrawal charges, if any, are calculated in the same manner described in the Prospectus (See "Withdrawal Charges").

          (g) The b factor for the Contract is .0025 (b).

EXAMPLE OF A NEGATIVE MVA:

      Assume that on the date of surrender, the current rate (J) is 8% or .08.

                                                N/12
                                   1 + I
 The MVA factor =           (    --------  )              -1
                                 1 + J + b

                                                      24/12
                                     1 + .06
                =           (    --------------  )              -1
                                 1 + .08 + .0025

                            2
                =           (.979) -1

                =           .959 -1

                =     -     .041

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

               ($11,910.16 - $11,236.00 X .1) X (-.041) = -$443.74

      -$443.74 represents the MVA that will be deducted from the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $11,236.00 X .1) X (-$.041) = -$36.05. -$36.05. represents the MVA that will be deducted from the partial withdrawal amount before the deduction of any withdrawal charge.

EXAMPLE OF A POSITIVE MVA:

      Assume that on the date of surrender, the current rate (J) is 5% or .05.

                                                N/12
                                   1 + I
 The MVA factor =           (    --------  )              -1
                                 1 + J + b

                                                      24/12
                                     1 + .06
                =           (    --------------  )              -1
                                 1 + .05 + .0025

                            2
                =           (1.007) -1

                =           1.014 -1

                =           .014

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                 ($11,910.16 - $11,236.00 X .1) X .014 = $154.28

      $154.28 represents the MVA that would be added to the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be
($2,000.00 - $11,236.00 X .1) X (.019) = $12.53.

      $12.53 represents the MVA that would be added to the partial withdrawal amount before the deduction of any withdrawal charge.

2. The MVA factor for Floating Rate Guarantee Periods is calculated similarly applying the following formula:


             [(1 + F - X)/(1 + F - Y + b)] to the power of N/12 -1


where,

      F is the Floating Rate currently being used in determining the Floating Rate Guarantee Period's Guaranteed Interest Rate,

      X is the Floating Rate Spread in effect during the current Floating Rate Guarantee Period,

      Y is the Floating Rate Spread, as of the date of the application of the MVA, for current allocations to new Floating Rate Guarantee Periods equal to the balance of the current Floating Rate Guarantee Period, rounded up to the next higher number of complete years,

      b is a factor which the Company will determine for a Contract and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Floating Rate Guarantee Period.

      In the determination of Y, if the Company currently does not offer the applicable Floating Rate Guarantee Period, then the rate will be determined by using the next longer Floating Rate Guarantee Period that is available. If the Company currently does not offer a longer Floating Rate Guarantee Period, the Company will determine, in an equitable manner and in its sole discretion, the value of Y.

3.    The following examples assume the following:

          (a) The Guarantee Amount was allocated to a five year Guarantee Period with a Guaranteed Interest Rate of LIBOR - 1.25% (X = 1.25%).

          (b) The date of surrender is two years from the Expiration Date (N =
              24).

          (c) The value of the Floating Rate Guarantee Amount on the date of surrender is $11,910.16.

          (d) The Account Value at the beginning of the current Account Year was $11,236.00.

          (e) No transfers or partial withdrawals affecting this Guarantee Amount have been made.

          (f) Withdrawal charges, if any, are calculated in the same manner described in the Prospectus (See "Withdrawal Charges").

          (g) The LIBOR rate currently used for crediting interest to the Contract equals 7.25% (F).

          (h) The b factor for the Contract is .0025 (b).

EXAMPLE OF A NEGATIVE MVA:

      Assume that on the date of surrender, the current Floating Rate Spread (Y) is .90%.

                                                            N/12
                                       1 + F - X
 The MVA factor =           (       ---------------    )              -1
                                     1 + F - Y + b

                                                                         24/12
                                         1 + .0725 - .0125
                =           (        -------------------------      )              -1
                                     1 + .0725 - .0090 + .0025
                            2
                =           (.994) -1

                =           .989 -1

                =  -.011

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                ($11,910.16 - $11,236 X .1) X (-.011) = -$121.08

      -$121.08 represents the MVA that will be deducted from the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be
($2,000.00 - $11,236 X .1) X (-.011) = -$9.84. -$9.84 represents the MVA that will be deducted from the value of the Gurantee Amount before the deduction of any withdrawal charge.

EXAMPLE OF A POSITIVE MVA:

      Assume that on the date of surrender, the current Floating Rate Spread (Y) is 1.60%.

                                                            N/12
                                       1 + F - X
 The MVA factor =           (       ---------------    )              -1
                                     1 + F - Y + b

                                                                        24/12
                                         1 + .0725 - .0125
                =           (        ------------------------      )              -1
                                     1 + .0725 - .0160 + .0025
                            2
                =           (1.001) -1

                =           1.002 -1

                =  .002

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                   ($11,910.16 - $11,236 X .1) X .002 = $20.38

      $20.38 represents the MVA that would be added to the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be
($2,000.00 - $11,236 X .1) X (.002) = $1.66.

      $1.66 represents the MVA that would be added to the partial withdrawal amount before the deduction of any withdrawal charge.

                                        SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                                        C/O RETIREMENT PRODUCTS AND SERVICES
                                        P.O. BOX 9133
                                        BOSTON, MASSACHUSETTS 02117

                                        TELEPHONE:
                                        Toll Free (888) 786-2435

                                        GENERAL DISTRIBUTOR
                                        Clarendon Insurance Agency, Inc.
                                        One Sun Life Executive Park
                                        Wellesley Hills, Massachusetts 02481

                                        AUDITORS
                                        Deloitte & Touche LLP
                                        200 Berkeley Street
                                        Boston, Massachusetts 02116

FUTFIX-1 5/2001

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Not Applicable

Item 15. INDEMNIFICATION

        Article 8 of the By-Laws of Sun Life Assurance Company of Canada (U.S.) provides for indemnification of directors and officers as follows:

        Section 8.01 (a). Every person who is or was a director or officer or employee of this corporation or of any other corporation which he served at the request of this corporation and in which this corporation owns or owned shares of capital stock or of which it is or was a creditor shall have a right to be indemnified by this corporation against all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit or proceeding in which he may become involved as a party or otherwise by reason of his being or having been a director, officer or employee of this corporation or such other corporation, provided (1) said claim, action, suit or proceeding shall be prosecuted to a final determination and he shall be vindicated on the merits, or (2) in the absence of such a final determination vindicating him on the merits, the board of directors shall determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; said determination to be made by the board of directors acting through a quorum of disinterested directors, or in its absence on the opinion of counsel.

               (b) For purposes of the preceding subsection: (1) "liability and reasonable expenses" shall include but not be limited to reasonable counsel fees and disbursements, amounts of any judgment, fine or penalty, and reasonable amounts paid in settlement; (2) "claim, action, suit or proceeding" shall include every such claim, action, suit or proceeding, whether civil or criminal, derivative or otherwise, administrative, judicial or legislative, any appeal relating thereto, and shall include any reasonable apprehension or threat of such a claim, action, suit or proceeding; (3) a settlement, plea of nolo contendere, consent judgment, adverse civil judgment, or conviction shall not of itself create a presumption that the conduct of the person seeking indemnification did not meet the standard of conduct set forth in subsection (a)(2) hereof.

               (c) (Notwithstanding the foregoing, the following limitations shall apply with respect to any action by or in the right of the
        Corporation: (1) no indemnification shall be made in respect of any claim, issue or matter as to which the person seeking indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chanceery or such other court shall deem proper; and (2) indemnification shall extend only to reasonable expenses, including reasonable counsel's fees and disbursements.

               (d) The right to indemnification shall extend to any person otherwise entitled to it under this by-law whether or not that person continues to be a director, officer or employee of this corporation or such other corporations at the time such liability or expense shall be incurred. The right of indemnification shall extend to the legal representative and heirs of any person otherwise entitled to indemnification. If a person meets the requirements of this by-law with respect to some matters in a claim, action, suit or proceeding, but not with respect to others, he shall be entitled to indemnification as the former. Advances against liability and expenses may be made by the corporation on terms fixed by the board of directors subject to an obligation to repay if indemnification proves unwarranted.

               (e) This by-law shall not exclude any other rights of indemnification or other rights to which any director, officer or employee may be entitled to be contract, vote of stockholders or as a matter of law. If any clause, provision or application of this section shall be determined to be invalid, the other clauses, provisions or applications of this section shall not be affected but shall remain in full force and effect. The provisions of this by-law shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

               (f) Nothing contained in this by-law shall be construed to protect any director or officer of the corporation against any liability to the corporation or its security holders to which he would otherwise by subject by reason of wilful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Item 16. EXHIBITS

   (1) Underwriting Agreement (Incorporated by reference from Post-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 333-45923.)

   (4) (a) Single Payment Deferred Fixed Individual Annuity Contract (Incorporated by reference from Registration Statement on Form S-2, File No. 333-62837.)

       (b) Single Payment Deferred Fixed Group Annuity Contract (Incorporated by reference from Registration Statement on Form S-2, File No. 333-62837.)

       (c)     Certificate to be used in connection with Contract filed as
               Exhibit 4(b) (Incorporated by reference from Registration Statement on Form S-2, File No. 333-62837.)

   (5) Opinion re Legality (Incorporated by reference from Post-Effective Amendment No. 1 to the Registration Statement on Form S-2, File No. 333-62837.)

   (23)        Independent Auditor's Consent*

   (24) Powers of Attorney (Incorporated by reference from Post-Effective Amendment No. 3 to the Registration
               Statement on Form N-4, File No. 333-30844 filed
               February 9, 2001)


     *   Filed herewith.

Item 17. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Sun Life Assurance Company of Canada (U.S.), certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 4 to its Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley Hills, Commonwealth of Massachusetts, on the 6th day of April, 2001.

                              Sun Life Assurance Company of Canada (U.S.)
                              (Registrant)

                              By:  /s/ JAMES A. MCNULTY, III
                                  ---------------------------
                                       James A. McNulty, III
                                       President

Attest:/s/ EDWARD M. SHEA
       --------------------
       Edward M. Shea
       Assistant Vice President and Senior Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            Signature                             Title                                            Date
            ---------                             -----                                            ----

   /s/ JAMES A. MCNULTY, III                      President and Director                           April 6, 2001
-------------------------------------             (Principal Executive Officer)
      James A. McNulty, III


     /s/ DAVEY S. SCOON                           Vice President, Finance                          April 6, 2001
-------------------------------------             and Treasurer
         Davey S. Scoon                           (Principal Financial and
                                                  Accounting Officer)


    /s/ SANDRA M. DADALT                          Attorney-in-Fact for:                            April 6, 2001
-------------------------------------             Donald A. Stewart, Chairman and Director
        Sandra M. DaDalt                          C. James Prieur, Vice Chairman and Director
                                                  James C. Baillie, Director
                                                  David D. Horn, Director
                                                  Angus A. McNaughton, Director
                                                  S. Caesar Raboy, Director
                                                  William W. Stinson, Director
